Exhibit 10.1
ExxonMobil Technology and Engineering Company
1545 Route 22 East	Prasanna V. Joshi
Annandale, NJ 08801	Vice President
Phone: 908-335-1210	Low Carbon Solutions Technology
Email: prasanna.v.joshi@exxonmobil.com

May 8, 2023

FuelCell Energy, Inc.

Attn: Mr. Jason Few, President, CEO and CCO 3 Great Pasture Road

Danbury, CT 06810

Re:    Letter Agreement – Rotterdam Project, dated October 28, 2021(LAW-2019-3608.2)

Dear Mr. Few,

The subject Letter Agreement between FuelCell Energy, Inc. (“FCE”) and ExxonMobil Technology and Engineering Company (“ExxonMobil”) f/k/a ExxonMobil Research and Engineering Company dated October 28, 2021, provided for either an investment by FCE in the Rotterdam Project or a discount to ExxonMobil by FCE on ExxonMobil’s purchase of FCE’s fuel cell module and detailed engineering design for the Rotterdam Project after certain conditions precedent were met. The Rotterdam Project is defined as the demonstration of an FCE fuel cell module for capturing carbon at ExxonMobil’s Rotterdam refinery located in Rotterdam, the Netherlands.

ExxonMobil and FCE agree that the conditions precedent set forth in the Letter Agreement were met as of April 30, 2023, with ExxonMobil’s placement of a purchase order to support the Rotterdam Project and FCE’s capital commitments.

ExxonMobil and FCE further agree as follows:

1)	As of April 30, 2023, FCE has committed two million, five hundred thousand dollars ($2,500,000.00) USD as an investment in the Rotterdam Project as evidenced by purchase orders issued by FCE to respective third parties; and,
2)	FCE will discount two million, five hundred thousand dollars ($2,500,000.00) USD from the first invoices issued to ExxonMobil after the date of this Letter Agreement for ExxonMobil’s purchase of FCE’s fuel cell module and/or development and engineering design, as agreed to by the Parties, for the Rotterdam Project. The discounts against the invoice charges will reduce the two million, five hundred thousand dollars ($2,500,000.00) USD credit until this amount has been satisfied.

FCE’s total contribution as provided for herein amounts to five million dollars ($5,000,000.00) USD. ExxonMobil and FCE agree that this amount will be charged against and extinguish the five million dollar ($5,000,000.00) USD credit owed to ExxonMobil.

An ExxonMobil Subsidiary

The parties hereby confirm their understanding of the agreement set forth above by execution of this letter.

Very truly yours,

/s/ Prasanna V. Joshi
ExxonMobil Technology and Engineering Company
Prasanna V. Joshi
Vice President
Low Carbon Solutions Technology

FuelCell Energy, Inc.

By:	/s/ Jason Few	Date:	May 8, 2023
Mr. Jason Few
President and CEO